EXHIBIT B

JOINT FIILNG AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others,  except to the extent that it knows or has reason to believe that such information is inaccurate.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:	August 22, 2007	Galleon Management, L.P.

		By:	/s/Raj Rajaratnam*

		Title:	Managing Member of General Partner, Galleon Management, LLC

Date:	August 22, 2007	Gallon International Management, LLC

		By:	/s/Raj Rajaratnam*

		Title:	Managing Member

Date:	August 22, 2007	Galleon Special Opportunities Management, LLC

		By:	/s/Raj Rajaratnam*

		Title:	Managing Member

Date:	August 22, 2007	Galleon Technology Offshore, Ltd.

		By:	/s/Raj Rajaratnam*

		Title:	Director

Date:	August 22, 2007	Galleon Special Opportunities Master Fund, SPC Ltd.—Galleon Crossover Segregated Portfolio Company

		By:	/s/Raj Rajaratnam*

		Title:	Director

Date:	August 22, 2007	Raj Rajaratnam

		By:	/s/Raj Rajaratnam*

		Title:	Self

/s/ George K. Lau
* By George K. Lau, attorney-in-fact